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                                                                Exhibit 99(b)

                         Entergy Gulf States, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                         March 31,
                                                              1998    1999     2000     2001     2002      2003
Fixed charges, as defined:
  Total Interest charges                                    $178,220 $153,034 $158,949 $174,368 $144,840   $147,627
  Interest applicable to rentals                              16,927   16,451   18,307   18,520   16,483     16,849
                                                            -------------------------------------------------------

Total fixed charges, as defined                              195,147  169,485  177,256  192,888  161,323    164,476

Preferred dividends, as defined (a)                           32,031   29,355   15,742   13,017    6,190      5,902
                                                            -------------------------------------------------------
Combined fixed charges and preferred dividends, as defined  $227,178 $198,840 $192,998 $205,905 $167,513   $170,378
                                                            =======================================================

Earnings as defined:

Income (loss) from continuing operations before
  extraordinary items and the cumulative effect of
  accounting changes
                                                            $46,393 $125,000 $180,343 $179,444 $174,078   $179,165
  Add:
    Income Taxes                                             31,773   75,165  103,603   82,038   65,997     62,369
    Fixed charges as above                                  195,147  169,485  177,256  192,888  161,323    164,476
                                                           -------------------------------------------------------

Total earnings, as defined (b)                             $273,313 $369,650 $461,202 $454,370 $401,398   $406,010
                                                           =======================================================

Ratio of earnings to fixed charges, as defined                 1.40     2.18     2.60     2.36     2.49       2.47
                                                           =======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.20     1.86     2.39     2.21     2.40       2.38
                                                           =======================================================

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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